As filed with the Securities and Exchange Commission on July 29, 2009

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

  ZION OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0065053
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

  Richard Rinberg
Chief Executive Officer
6510 Abrams Road, Suite 300
Dallas, Texas 75231
(214) 221-4610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Aboudi, Esq.
Aboudi & Brounstein
3 Gavish Street
Kfar Saba, 44641, Israel
+972-9-764-4833

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price		Amount of registration fee
Rights to purchase Common Stock, $.01 par value	2,000,000	N/A	N/A		$0	(2)
Common Stock, $0.01 par value, issuable upon exercise of non-transferable rights	2,000,000	$5.00	$10,000,000	(3)	$ _558

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	The rights are being issued without consideration. Pursuant to Rule 457(g), no separate registration fee is payable.

(3)	Represents the gross proceeds from the assumed exercise of all non-transferable rights issued.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities described herein may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated ________, 2009

Zion Oil & Gas, Inc.

2,000,000 Subscription Rights

Up to 2,000,000 Shares of Common Stock
Issuable Upon Exercise of Subscription Rights

ZION OIL & GAS, INC. is distributing, at no cost, non-transferable subscription rights to purchase shares of common stock in this rights offering to persons who owned shares of our common stock on August __, 2009.

You will receive .13 of a subscription right (THIRTEEN subscription rights for each ONE HUNDRED shares) for each share of common stock that you owned on August __, 2009. You will not receive any fractional rights; instead the number of subscription rights you receive will be rounded up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock at the purchase price of $5.00 per share.

The subscription rights are exercisable beginning on the date of this prospectus and continuing until 5:00 p.m., Eastern Standard Time, on September __, 2009. If you want to participate in the rights offering, we recommend that you submit your subscription documents to us before that deadline or to your broker or bank at least 10 days before that deadline. Please see page 17 for further instructions on submitting subscriptions. All subscriptions will be deposited into a segregated account maintained by us. We may, in our sole discretion, extend the period for exercising rights or terminate the offering earlier than the scheduled termination date upon two business days’ notice.

There is no minimum number of shares that we must sell in order to complete the rights offering. If you exercise your rights in full, you may also exercise an over-subscription right to purchase additional shares of common stock that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription right. Rights that are not exercised by the expiration date will expire and have no value. Shareholders who do not participate in the rights offering will continue to own the same number of shares, but will own a smaller percentage of the total shares outstanding to the extent that other shareholders participate in the rights offering.

The subscription rights may not be sold or transferred except for being transferable to affiliates of the recipient and by operation of law.

Shares of our common stock are traded on the NYSE Amex under the symbol “ZN”. The last sale price of our common stock on July 28, 2009 was $10.47. The shares of common stock issued in the rights offering will also be listed on the NYSE Amex.

Investing in the securities offered by this prospectus is risky. You should read this prospectus carefully before you invest. You should carefully consider the “Risk Factors” section beginning on page 8 before deciding whether to exercise your subscription rights.

	Subscription Exercise Price	Proceeds to ZION OIL & GAS, INC.(1)
Per Share	$5.00	$10,000,000
Total	$5.00	$10,000,000

(1) Before deducting expenses payable by us, estimated to be $165,000. Assumes all subscriptions rights will be exercised in the offering, which may not be the case because we do not expect all of our shareholders to exercise their subscription rights and over-subscription rights.

The securities are not being offered in any jurisdiction where the offer is not permitted under applicable local laws.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2009

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents included or incorporated by reference in this prospectus contain statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You generally can identify our forward-looking statements by the words "anticipate," "believe," "budgeted," "continue," "could," "estimate," "expect," "forecast," "goal," "intend," "may," "objective," "plan," "potential," "predict," "projection," "scheduled," "should," "will" or other similar words. These forward-looking statements include, among others, statements regarding:

*	our growth strategies;

*	our ability to explore for and develop natural gas and oil resources successfully and economically;

*	our estimates of the timing and number of wells we expect to drill, other exploration activities and the cost of those activities;

*	anticipated trends in our business;

*	our future results of operations;

*	our liquidity and our ability to raise capital to finance our exploration and development activities;

*	our capital expenditure program;

*	future market conditions in the oil and gas industry; and

*	the impact of governmental regulation.

More specifically, our forward-looking statements include, among others, statements relating to our schedule, business plan, targets,  estimates or results of future drilling, including the number, timing and results of wells, the timing and risk involved in drilling follow-up wells, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of oil and gas exploration, acquisition of seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having oil and natural gas, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future hiring, future exploration activity, production rates, all and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts.

Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, industry partner issues, availability of equipment, weather and other factors detailed herein and in our other filings with the SEC.

We have based our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under "Risk Factors" in this prospectus and described under "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in our other periodic reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no duty to update any forward-looking statement.

PROSPECTUS SUMMARY

This section answers in summary form some questions you may have about ZION OIL & GAS, INC. and this rights offering. The information in this section is a summary and therefore does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should read the entire prospectus carefully, including the “Risk Factors” section and the documents listed under “Where You Can Find More Information.”

In what business is ZION OIL & GAS, INC. engaged?

Zion Oil & Gas was incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003. We are an initial stage oil and gas exploration company with a history of over nine years of oil and gas exploration in Israel. We have no revenues or operating income and are classified as an "exploration stage" company.

We currently hold two exploration licenses covering approximately 162,100 acres onshore in the State of Israel between Netanya in the south and Haifa in the north. The areas have been subject to a series of exploration permits and licenses that have been granted to and held by us under Israeli Petroleum Law. In June 2009, we were advised by the Israeli Petroleum Commissioner that we will be awarded a preliminary exclusive exploration permit, the Issachar-Zebulun Permit, which will extend Zion’s petroleum rights from the Mediterranean at Caesarea across the Carmel Mountains to Megiddo and through to the Jordan River immediately south of the Sea of Galilee.  The Issachar Zebulun Permit increases Zion’s total petroleum exploration rights area to approximately 327,000 acres.  This permit has an eighteen month term that allows the Company to conduct, on an exclusive basis, preliminary investigations, except for test drilling, to ascertain the prospects for discovering petroleum in the area covered by the permit.

Since April 2000, we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain and the adjacent foothills region and Mt. Carmel range, and have drilled one exploratory well to a depth of 15,482 feet to the Triassic formation with encouraging, but inconclusive results.   We are utilizing a country-wide seismic database so as to better understand and interpret the geology of our license areas. The database consists of 219 seismic sections totaling 3,100 kilometers of coverage and also includes the stratigraphic sections from all the wells drilled in Israel.

In May 2009, we commenced drilling a well (the Ma’anit-Rehoboth #2 well) to an ultimate target depth of 18,040 feet. Utilizing a 2,000 horsepower drilling rig and rig crews, imported from Turkey, directional drilling equipment and crew from Baker Hughes INTEQ, Italy and logging equipment from Baker Hughes - Baker Atlas, we completed drilling and logging the intermediate hole at a depth of 15,850 feet in July 2009 and are currently evaluating the results internally. In addition, independent consultants in Houston, Texas are also evaluating the well logs to determine whether recoverable hydrocarbons in commercial quantities may be present.  These evaluations are being undertaken in order to see what potential may exist in the Triassic, but have no bearing on our plan to drill to the total depth of 18,040 feet.

After setting intermediate casing, we continue to drill towards our projected depth of approximately 18,040 feet.  Our work program calls for the drilling of an additional well to a minimum depth of approximately 4,500 meters (14,800 feet) on the Asher-Menashe License (the Elijah #3) by January 2010.  We intend to commence drilling operations on the Elijah #3 well as soon as we complete the appraisal and drilling on the Ma’anit-Rehoboth #2 well, which we estimate will be in September 2009.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration and exploitation of our current and any future petroleum rights or the acquisition of oil and/or gas producing properties, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings, even if we are successful in discovering oil and gas.

Where is Zion Located?

Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com ..

What is a rights offering?

A rights offering is ordinarily an issuance of subscription rights to a company's existing shareholders to buy a proportional number of additional securities at a given price (usually at a discount) within a fixed period. A rights offering is an opportunity for you to purchase additional shares of common stock at a fixed price and in an amount at least proportional to your existing interest, which enables you to maintain, and possibly increase, your current percentage ownership.

Why are we engaging in a rights offering immediately following the expiration of our recent rights offering?

In June 2009, we raised gross proceeds of $21 million from a rights offering to common stockholders of up to 4.2 million shares of our common stock. The rights offering commenced on May 4, 2009, following the declaration of the effectiveness of the registration statement filed with the SEC in respect of such offering. Under the rights offering, stockholders of record on the record date of May 4, 2009 of shares of the Company’s common stock received, by way of a dividend, .375 of a subscription right for each share held as of such date (three subscription rights for each eight shares). Each whole subscription right entitled the shareholder to purchase one share of common stock at the purchase price of $5.00 per share. The rights offering was over-subscribed and we returned approximately $1.1 million in over-subscriptions. As the completed rights offering was fully subscribed, we distributed all 4.2 million shares of our common stock available.

In light of the very positive reception that our shareholders have given to the completed rights offering and in order to afford an opportunity to shareholders who were not able to exercise subscription rights to the extent that they desired, our Board of Directors has determined to commence a new rights offering to our stockholders at the same per share subscription price as the offering completed in June 2009. Our drilling program is expensive and we contemplate that we will need to raise additional amounts of capital beyond the $10 million in this present rights offering in order to fully execute our business plan. Prior to accessing other sources of capital, we want to give existing shareholders the opportunity to participate in our capital-raising efforts in a manner that allows them to maintain their proportional ownership interest in us.

How will we use the proceeds from the rights offering?

We are making this rights offering with the intention of raising up to $10 million (before payment of offering related expenses approximating $165,000).

We intend to use the net proceeds of the offering to continue our drilling program and the development of our license and permit areas and for other operational expenses.

What is the basic subscription right?

You will receive .13 of a subscription right (THIRTEEN subscription rights for each ONE HUNDRED shares) for each share of common stock that you owned on August __, 2009. You will not receive any fractional rights; instead the number of subscription rights you receive will be rounded up to the next largest whole number. Each whole basic subscription right entitles you to purchase one share of our common stock at a subscription price of $5.00 per share. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. We will not distribute any fractional subscription rights, but instead we will round up the aggregate number of rights you receive to the next whole number.

What is the over-subscription right?

We do not expect all of the basic subscription rights to be exercised. The over-subscription right provides shareholders that exercise all of their basic subscription rights the opportunity to purchase the shares that are not purchased by other shareholders. If you fully exercise your basic subscription right, the over-subscription right of each right entitles you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right. We will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period.

Who may participate in this offering?

Only holders of record of our common stock as of August __, 2009 are entitled to participate in this offering.

Am I required to subscribe in this offering?

No. However, shareholders who choose not to exercise their rights will experience dilution to their equity interest in our company.

How long will the rights offering last?

You will be able to exercise your subscription rights only during a limited period. To exercise a subscription right, you must do so by 5:00 p.m., Eastern Standard Time, on September __, 2009, unless we extend the rights offering or terminate it earlier. We may, in our sole discretion, extend the offering on one or more occasions, for any reason.  We may also terminate the rights offering earlier than the scheduled expiration date by giving two business days notice.  Accordingly, if a rights holder desires to exercise its subscription rights, we must actually receive all required documents and payments for that rights holder before the expiration date and time.

May the Board of Directors cancel, amend, or extend the rights offering?

The Board of Directors may not cancel or amend the terms of the rights offering. The Board of Directors may, however, extend the subscription period of the rights offering, although it does not presently intend to do so.

If we elect to extend the scheduled termination date, we will issue a press release announcing such decision no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the decision has been taken.

Can the rights offering be terminated prior to the scheduled termination date?

Yes.  The offering may be terminated by us prior to the scheduled termination date upon two business days notice. If we elect to terminate early, we will issue a press release announcing such early termination no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the decision to so terminate has been taken.

 If the offering is terminated earlier than the scheduled termination date, then we will accept all valid subscriptions received by the time of early termination and shares will be issued for all subscriptions accepted by us as soon as practicable. No subscriptions will be accepted after the announced termination date.

May I transfer, sell or give away my subscription rights?

No. Should you choose not to exercise your subscription rights, you may not sell, give away or otherwise transfer your rights. However, subscription rights will be transferable to affiliates of the recipient and by operation of law, for example, upon death of the recipient.

How many shares may I purchase?

You will receive .13 of a subscription right (THIRTEEN subscription rights for each ONE HUNDRED shares) for each share of common stock that you owned as a holder of record on August __, 2009. We will not distribute fractional subscription rights, but will round the number of subscription rights you are to receive up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $5.00. If you fully exercise all of your basic subscription rights, your over-subscription rights entitle you to subscribe for additional shares of our common stock unclaimed by other holders of rights in this offering at the same subscription price per share. If an insufficient number of shares is available to fully satisfy all over-subscription right requests, the available shares will be distributed proportionately among rights holders who exercise their over-subscription right based on the number of shares each rights holder subscribed for under the basic subscription right pursuant to the allocation procedures described below in “THE RIGHTS OFFERING-THE SUBSCRIPTION RIGHTS-OVER SUBSCRIPTION RIGHT.”

How do I exercise my subscription rights?

You may exercise your subscription rights by properly completing and signing your subscription form and delivering it, with full payment of the subscription price for the shares you are subscribing, including any over-subscription right, to us on or prior to 5:00 pm Eastern Standard Time, on September __, 2009.  If you use the mail, we recommend that you use insured, registered mail, return receipt requested. If you cannot deliver your subscription agreement to us on time, you may follow the guaranteed delivery procedures described under “The Offering - Guaranteed Delivery Procedures.”

Is exercising my subscription rights risky?

The exercise of your subscription rights involves risks. Exercising your subscription rights means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “RISK FACTORS,” beginning on page 8.

After I exercise my subscription rights, may I change my mind and cancel my purchase?

No. Once you send in your subscription agreement and payment, you cannot revoke the exercise of your subscription rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $5.00 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $5.00 per share.

What happens if I choose not to exercise my subscription rights?

You will retain your current number of shares of common stock even if you do not exercise your subscription rights. However, if other shareholders exercise their subscription rights and you do not, the percentage of our company that you own will diminish, and your voting and other rights will be diluted. Your rights will expire and have no value if they are not exercised by the expiration date.

Will I be charged any fees if I exercise my rights?

We will not charge a fee to holders for exercising their rights. However, any holder exercising its rights through a broker, dealer or nominee will be responsible for any fees charged by its broker, dealer or nominee.

If I exercise my rights, when will I receive the shares for which I have subscribed?

We will issue the shares of common stock for which subscriptions have been properly received as soon as practicable after the expiration date of this rights offering, whether or not you exercise your subscription rights immediately prior to that date or earlier.  If we elect to extend the termination date of the offering, we may also elect to hold one or more interim closings prior to the termination date. As soon as practically possible after each such closing, we will, as soon as practically possible, issue certificates representing the primary rights purchased at each such closing.

What if my shares are not held in my name?

If you hold your shares of our common stock in the name of a broker, dealer or other nominee, then your broker, dealer or other nominee is the record holder of the shares you own. The record holder must exercise the rights on your behalf for the shares of common stock you wish to purchase. Therefore, you will need to have your record holder act for you.

If you wish to participate in this rights offering and purchase shares of common stock, please promptly contact the record holder of your shares. We will ask your broker, dealer or other nominee to notify you of this rights offering. You should complete and return to your record holder the form entitled “Beneficial Owner Election Form.” You should receive this form from your record holder with the other rights offering materials.  If you hold your shares through a brokerage account, you should note that most brokerages permit the beneficial owner to exercise their rights on one occasion only. Accordingly, if you plan to exercise your over-subscription right, you should do so at the time that you submit your subscription to your broker.

How many shares of ZION OIL & GAS common stock are currently outstanding, and how many shares will be outstanding after the rights offering?

As of June 30, 2009, we had outstanding a total of 15,056,653 shares of common stock. This figure excludes 1,050,000 shares issuable pursuant to warrants, stock options and shares that may be issued pursuant to the 2005 Employee Stock Option Plan. This figure also excludes the shares issuable upon exercise of the unit warrants to purchase up to 645,268 shares of our common stock that we issued in connection with our follow-on public offering that we completed in January 2009. See “COMPANY OVERVIEW - COMPLETED PUBLIC OFFERING” The number of shares of common stock that will be outstanding after the rights offering will depend on the number of shares that are purchased in the rights offering. If we sell all of the shares being offered, then we will issue approximately 2,000,000 shares of common stock. In that case, we will have approximately 17,056,653 shares of common stock outstanding after the rights offering. This would represent an increase of approximately 13% in the number of outstanding shares of common stock. However, we do not expect that all of the subscription rights will be exercised.

How did we arrive at the $5.00 per share subscription price?

In addition, given that one of the reasons for this offering is to allow persons from the recently completed rights offering an opportunity to obtain the shares they were not able to obtain in that offering, we determined to maintain the per share price of the recently completed rights offering. Our board of directors determined that the subscription price should be designed to provide an incentive to our current stockholders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects, alternatives available to us for raising equity capital, and the liquidity of our common stock. The subscription price does not necessarily bear any relationship to our past operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of ZION OIL & GAS or our common stock.

How much money will ZION OIL & GAS receive from the rights offering?

If we sell all the shares being offered, we will receive gross proceeds of approximately $10,000,000. After deduction of $165,000 in estimated expenses, we will have net proceeds of $9,835,000. We are offering shares in the rights offering with no minimum purchase requirement. As a result, there is no assurance we will be able to sell all or any of the shares being offered, and it is not likely that all of our shareholders will purchase all the shares offered in the rights offering.

What are the United States federal income tax consequences to me of exercising my subscription rights?

The receipt and exercise of your subscription rights are intended to be nontaxable events for U.S. shareholders. However, you should seek specific tax advice from your personal tax advisor. See “FEDERAL INCOME TAX CONSIDERATIONS-TAXATON OF OUR SHAREHOLDERS.”

Has the board of directors made a recommendation as to whether I should sell or exercise my rights?

No. Neither we nor our board of directors has made any recommendation as to whether you should exercise your rights. You should decide whether to subscribe for shares of our common stock, or simply take no action with respect to your rights, based upon your own assessment of your best interests.

What if I have other questions?

If you have other questions about the rights offering, please contact our Dallas office, by telephone at (888) 891-9466 or (214) 221-4610.

GOING CONCERN CONSIDERATIONS

We are a development stage company with limited capital resources, no revenue and a loss from operations. We incurred net losses of $4,018,000 and $13,047,000 for the years ended December 31, 2008 and 2007, respectively and $916,000 for the quarter ended March 31, 2009. We have incurred significant losses since our inception on April 6, 2000 and our accumulated deficit as of December 31, 2008 was $24,405,000 and for March 31, 2009 was $25,321,000. We cannot assure that we will ever be profitable. These factors have raised substantial doubt about our ability to continue as a going concern.  See “RISK FACTORS on page 8 relating to our ability to continue as a ‘going concern’ and our need to raise additional funds to realize our business plans.

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our securities. Investing in our common stock involves a number of risks. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. Before you decide to buy our securities, you should carefully consider the risk factors set forth below and those that may be included in any applicable prospectus supplement.  Risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

Risks Related to Our Business

We are an exploration stage company with no current source of income and, consequently, our financial condition has been unsound in the past and might again be so in the future.

We were incorporated in April 2000 and are still an exploration stage company. Our operations are subject to all of the risks inherent in exploration stage companies with no revenues or operating income. Our potential for success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with a new business, especially the oil and gas exploration business. We cannot warrant or provide any assurance that our business objectives will be accomplished. All of our audited financial statements since inception have contained a statement by the auditors that raise substantial doubt about us being able to continue as a "going concern" unless we are able to raise additional capital.

We may require additional funds to drill additional wells.

Our planned work program is expensive. Following the raise of gross proceeds of $21 million from the rights offering that we completed in June 2009, we believe that our cash reserves are sufficient to enable us to complete the well we are currently drilling (the Ma'anit-Rehoboth #2 on our Joseph license area), as well as to drill an additional well (which we currently contemplate will be the Elijah #3 on our Asher-Menashe license area). To continue our drilling beyond that point, we will need to raise additional capital. We may also need to raise additional capital in order to take advantage of business opportunities that become available to us. We have no commitments for any financing and no assurance can be provided that we will be able to raise funds when needed. If we do not raise funds from this offering, our management anticipates that it will have sufficient funds for our activities through September 2010. We estimate that our current non-discretionary monthly expenditure rate to be approximately $250,000. The recent and continuing turmoil in the credit and equity markets may adversely affect our ability to raise the needed finds from this offering or from alternative sources.

In any event, any additional financing could cause your relative interest in our assets and potential earnings to be significantly diluted. Even if we have exploration success, we may not be able to generate sufficient revenues to offset the cost of dry holes and general and administrative expenses.

A substantial and extended decline in oil or natural gas prices could adversely impact our future rate of growth and the carrying value of our unproved oil & gas assets.

Prices for oil and natural gas fluctuate widely. Fluctuations in the prices of oil and natural gas will affect many aspects of our business, including our ability to attract capital to finance our operations, our cost of capital, and the value of our unproved oil and natural gas properties. Prices for oil and natural gas may fluctuate widely in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a wide variety of additional factors that are beyond our control, such as the domestic and foreign supply of oil and natural gas, the ability of members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls, technological advances affecting energy consumption, and domestic and foreign governmental regulations.   Significant and extended reductions in oil and natural gas prices could require us to reduce our capital expenditures and impair the carrying value of our assets.

If we are successful in finding commercial quantities of oil and/or gas, our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital will depend substantially on prevailing prices for oil and natural gas. Declines in oil and gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil and gas prices also may reduce the amount of oil and gas that we could produce economically.

Historically, oil and gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile, making it impossible to predict with any certainty the future prices of oil and gas.

We have no proved reserves or current production and we may never have any.

We do not have any proved reserves or current production of oil or gas. We cannot assure you that any wells will be completed or produce oil or gas in commercially profitable quantities.

We have a history of losses and we and we cannot assure you that we will ever be profitable.

We incurred net losses of $4,018,000 and $13,047,000 for the years ended December 31, 2008 and 2007, respectively and 916,000 for the quarter ended March 31, 2009. The loss for the year ended December 31, 2007 included an impairment charge of $9,494,000 to our unproved oil and gas properties.  Our accumulated deficit as of December 31, 2008 was $24,405,000 and at March 31, 2009 was $25,321,000. We cannot assure that we will ever be profitable.

Oil and gas exploration is an inherently risky business.

Exploratory drilling involves enormous risks, including the risk that no commercially productive oil or natural gas reservoirs will be discovered. Even when properly used and interpreted, seismic data analysis and other computer simulation techniques are only tools used to assist geoscientists in trying to identify subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically available. The risk analysis techniques we use in evaluating potential drilling sites rely on subjective judgments of our personnel and consultants.

Operating hazards and uninsured risks with respect to the oil and gas operations may have material adverse effects on our operations.

Our exploration and, if successful, development and production operations are subject to all of the risks normally incident to the exploration for and the development and production of oil and gas, including blowouts, cratering, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental and operating risks. These hazards could result in substantial losses due to injury or loss of life, severe damage to or destruction of property and equipment, pollution and other environmental damage and suspension of operations. While as a matter of practice we take out insurance against some or all of these risks, such insurance may not cover the particular hazard and may not be sufficient to cover all losses. The occurrence of a significant event adversely affecting any of the oil and gas properties in which we have an interest could have a material adverse affect on us, could materially affect our continued operation and could expose us to material liability.

Political risks may adversely affect our operations and/or inhibit our ability to raise capital.

Our operations are concentrated in Israel and could be directly affected by political, economic and military conditions in Israel. Efforts to secure a lasting peace between Israel and its Arab neighbors and Palestinian residents have been underway since the State of Israel was established in 1948, and the future of these peace efforts is still uncertain.

Kibbutz Ma'anit (where we drilled our first well and are drilling the Ma’anit-Rehoboth #2) is in an area adjacent to Israeli Arab towns where anti-Israeli rioting broke out in late 2000. On December 27, 2008, Israel began a military offensive against the Hamas terrorist organization infrastructure based in Gaza. (Gaza is in the South and our license areas are in the north of Israel.)  Currently, a cease-fire is in effect.  Any future armed conflict, political instability or continued violence in the region could have a negative effect on our operations and business conditions in Israel, as well as our ability to raise additional capital necessary for completion of our exploration program.

Economic risks may adversely affect our operations and/or inhibit our ability to raise additional capital.

Economically, our operations in Israel may be subject to:

•	exchange rate fluctuations;

•	royalty and tax increases and other risks arising out of Israeli State sovereignty over the mineral rights in Israel and its taxing authority ; and

•	changes in Israel's economy that could cause the legislation of oil and gas price controls.

Consequently, our operations may be substantially affected by local economic factors beyond our control, any of which could negatively affect our financial performance and prospects.

Legal risks could negatively affect the value of Zion.

Legally, our operations in Israel may be subject to:

•	changes in the Petroleum Law resulting in modification of license and permit rights;

•	adoption of new legislation relating to the terms and conditions pursuant to which operations in the energy sector may be conducted;

•	changes in laws and policies affecting operations of foreign-based companies in Israel; and

•	changes in governmental energy and environmental policies or the personnel administering them.

The Israeli Ministry of National Infrastructures is considering proposed legislation relating to licensing requirements for entities engaged in the fuel sector that, if adopted as currently proposed, may result in our having to obtain additional licenses to market and sell hydrocarbons that may be discovered by us. We have been advised by the Ministry that they do not intend to deprive a holder of petroleum rights under the Petroleum Law of its right under that law to sell hydrocarbons discovered and produced under its petroleum rights. We cannot now predict whether or in what form the proposed legislation may be adopted or, if adopted, its possible impact on our operations.

Further, in the event of a legal dispute in Israel, we may be subject to the exclusive jurisdiction of Israeli courts or we may not be successful in subjecting persons who are not United States residents to the jurisdiction of courts in the United States, either of which could adversely affect the outcome of a dispute.

The Ministry of Environmental Protection is considering proposed legislation relating to polluted materials, including their production, treatment, handling, storage and transportation, that may affect land or water resources.  Persons engaged in activities involving these types of materials will be required to prepare environmental impact statements and remediation plans either prior to commencing activities or following the occurrence of an event that may cause pollution to land or water resources or endanger public health.  We do now know and cannot predict whether any legislation in this area will be enacted and, if so, in what form and which of its provisions, if any, will relate to and affect our activities, how and to what extent.

Our petroleum rights (including licenses and permits) could be canceled, terminated or not extended, and we would not be able to successfully execute our business plan.

Any license or other petroleum right we hold or may be granted is granted for a fixed period and requires compliance with a work program detailed in the license or other petroleum right. If we do not fulfill the relevant work program due to inadequate funding or for any other reason, the Israeli government may terminate the license or any other petroleum right before its scheduled expiration date.  The terms of the Asher-Menashe license (on which we plan to drill the Elijah #3 well), as recently amended, require us to commence drilling a well by January 1, 2010. No assurance can be provided that we will be able to obtain an extension to this if in fact we are unable to begin drilling by such date.

There are limitations on the transfer of interests in our petroleum rights, which could impair our ability to raise additional funds to execute our business plan.

The Israeli government has the right to approve any transfer of rights and interests in any license or other petroleum right we hold or may be granted and any mortgage of any license or other petroleum rights to borrow money. If we attempt to raise additional funds through borrowings or joint ventures with other companies and are unable to obtain required approvals from the government, the value of your investment could be significantly diluted or even lost.

Our dependence on Israeli local licenses and permits may require more funds than we have budgeted and may cause delays in our work schedule.

In connection with drilling operations, we are subject to a number of Israeli local licenses and permits. Some of these are issued by the Israeli security forces, the Civil Aviation Authority, the Israeli Water Commission, the Israel Lands Authority, the holders of the surface rights in the lands on which we intend to conduct drilling operations, including Kibbutz Ma'anit, local and regional planning commissions, and environmental authorities. The surface rights to the drill site on which we plan to drill the Ma’anit Rehoboth #2 well are held under a long-term lease by Kibbutz Ma'anit. The rights are owned by the State of Israel and administered by the Israel Lands Authority. Permission necessary to re-enter and use the drill site to conduct petroleum operations has been granted to Zion by the Kibbutz in consideration for a monthly fee of $350. Permission of the Israel Lands Authority for the use of the surface rights is also required, which permission the Israel Lands Authority is required to grant under the Petroleum Law. On August 14, 2008, the Authority granted the required permission for a two year period (which period may be extended), subject to our paying a one time surface use fee of approximately $455, signing a land use agreement and providing a bank guarantee in the amount of NIS 50,000 (approximately $14,200). The use fee has been paid, the agreement signed and the bank guarantee provided.

In the event of a commercial discovery and depending on the nature of the discovery and the production and related distribution equipment necessary to produce and sell the discovered hydrocarbons, we will be subject to additional licenses and permits, including from various departments in the Ministry of National Infrastructures, regional and local planning commissions, the environmental authorities and the Israel Lands Authority. If we are unable to obtain some or all of these permits or the time required to obtain them is longer than anticipated, we may have to alter or delay our planned work schedule, which would increase our costs.

If we are successful in finding commercial quantities of oil and/or gas, our operations will be subject to laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment, which can adversely affect the cost, manner or feasibility of our doing business. Many Israeli laws and regulations require permits for the operation of various facilities, and these permits are subject to revocation, modification and renewal. Governmental authorities have the power to enforce compliance with their regulations, and violations could subject us to fines, injunctions or both.

If compliance with environmental regulations is more expensive than anticipated, it could adversely impact the profitability of our business.

Risks of substantial costs and liabilities related to environmental compliance issues are inherent in oil and gas operations. It is possible that other developments, such as stricter environmental laws and regulations, and claims for damages to property or persons resulting from oil and gas exploration and production, would result in substantial costs and liabilities. This could also cause our insurance premiums to be significantly greater than anticipated.

The loss of key personnel could adversely impact our business.

We are highly dependent on the services of Glen Perry and other key personnel. The loss of certain of our key employees could have a material adverse impact on the development of our business. We currently do not maintain key employee insurance policies on these employees.

Earnings will be diluted due to charitable contributions and key employee incentive plan.

We are committed to donating in the form of a royalty interest or equivalent net operating profits interest, 6% of our gross sales revenues, if any, to two charitable foundations. In addition, we may allocate 1.5% royalty interest or equivalent net operating profits interest to a key employee incentive plan designed as bonus compensation over and above our executive compensation payments. This means that the total royalty burden on our property (including the government royalty of 12.5%) may be up to 20%. As our expenses increase with respect to the amount of sales, these donations and allocation could significantly dilute future earnings and, thus, depress the price of the common stock.

The exercise of currently outstanding warrants and options may adversely affect the market price of our common stock

 In connection with our Follow On Public Offering, we issued warrants to purchase up to 666,343 shares of our common stock at a per share exercise price of $7.00, exercisable between February 9, 2009 and January 31, 2012.   The shares underlying these warrants have been registered and, accordingly, any shares issued upon the exercise of these warrants will be immediately resalable on the open market. Additionally, we currently have (a) warrants outstanding to purchase 50,000 shares of common stock at $5.00 per share exercisable through December 31, 2009 and warrants to purchase 614,204 shares at $7.00 per share exercisable through January 31, 2012, and (b) stock options outstanding to purchase 437,549 shares of common stock at prices ranging between $0.01 and $8.25 per share, which amount includes 112,000 options granted in June 2009.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our share price may suffer.

Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its internal control over financial reporting. To comply with this statute, we are required to document and test our internal controls over financial reporting and our independent auditors will be required to issue an opinion on the effectiveness of our internal controls over financial reporting for our annual report on Form 10-K for the fiscal year ending December 31, 2009. The rules governing the standards that must be met for management to assess our internal controls over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. It is possible that we could discover certain deficiencies in the design and/or operation of our internal controls that could adversely affect our ability to record, process, summarize and report financial data. We have invested and will continue to invest significant resources in this process. We are uncertain as to what impact a conclusion that material weaknesses exist in our internal controls over financial reporting would have on the trading price of our common stock.

Risks Related to Our Stock and this Rights Offering

Our stock price and trading volume may be volatile, which could result in losses for our stockholders.

The equity trading markets have recently experienced high volatility resulting in highly variable and unpredictable pricing of equity securities. If the turmoil in the equity trading markets continues, the market for our common stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

*	actual or anticipated quarterly variations in our operating results, including further impairment to unproved oil and gas properties

*	changes in expectations as to our future financial performance or changes in financial estimates, if any,

*	announcements relating to our business,

*	conditions generally affecting the oil and natural gas industry,

*	the success of our operating strategy, and

*	the operating and stock performance of other comparable companies.

Many of these factors are beyond our control, and we cannot predict their potential effects on the price of our common stock. During the past fifty-two weeks, our stock price has fluctuated from an intraday low (on September 16, 2008) of $5.07 to an intraday high of $17.68 (on February 24, 2009). This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our common stock.

 No assurance can be provided that you will be able to resell your shares of common stock at or above the price you acquired those shares in this offering. We cannot assure you that the market price of common stock will increase to the per share price at which the Unit was offered or that the market price of common stock will not fluctuate or decline significantly.

Future sales of our common stock may adversely affect the prevailing market price for our common stock.

As of June 30, 2009, we are authorized to issue up to 50,000,000 shares of common stock, of which there were 15,056,653 shares of our common stock outstanding. An additional 1,664,204 shares of common stock have been reserved for issuance upon the exercise of outstanding warrants and options previously issued, including the warrants issued in connection with our follow-on public offering which terminated on January 9, 2009. See “COMPANY OVERVIEW” The warrants for 614,204 shares of common stock that we issued in the context of our follow-on public offering are exercisable through January 2012 and, upon any such exercise of these warrants, we will issue freely tradable shares. As of June 30, 2009, the Company has issued 52,139 shares in respect of warrant exercises.  The exercise of these warrants and/or the issuance of additional shares of our common stock in connection with the above would dilute the interest in our company represented by each share of common stock and may adversely affect the prevailing market price of our common.

Additionally, if all subscription rights in this offering that are eligible to be exercised are exercised, we will have a total of 17,056,653 shares outstanding, assuming no other issuances or repurchases of common stock. This would represent an increase of approximately 13% in the number of outstanding shares of our common stock. We do not know the extent to which rights holders will exercise their subscription rights in this offering. However, if a substantial number of rights are exercised, the sale of numerous shares of common stock in the months soon after the completion of the rights offering could depress the market price of our common stock.

Cash dividends will not be paid to shareholders for the foreseeable future.

You may receive little or no cash or stock dividends on your shares of common stock. The board of directors has not directed the payment of any dividends, does not anticipate paying dividends on the shares for the foreseeable future and intends to retain any future earnings to the extent necessary to develop and expand our business. Payment of cash dividends, if any, will depend, among other factors, on our earnings, capital requirements, and the general operating and financial condition, and will be subject to legal limitations on the payment of dividends out of paid-in capital.

The market price of our common stock may decline after the exercise of your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. We cannot assure you that the public trading market price of our common stock will not decline after the exercise of your subscription rights. If you exercise your subscription rights and the market price of the common stock goes below $5.00, then you will have committed to buy shares of common stock in the rights offering at a price that is higher than the price at which our shares could be purchased in the market. Moreover, we cannot assure you that you will ever be able to sell shares of common stock that you purchased in the rights offering at a price equal to or greater than the subscription price. Until certificates are delivered upon the expiration of the rights offering, or any interim closing that should occur, you will not be able to sell the shares of our common stock that you purchase in the rights offering.

You should not consider the subscription prices of our common stock as an indication of the value of our company or our common stock.

Our board of directors set all of the terms and conditions of the rights offering, including the subscription price. The $5.00 subscription price was based on several factors, including the book value of our common stock (which includes the value of our unproved oil and gas properties), the amount of proceeds desired, our need for equity capital, the need to provide an incentive to our current shareholders to exercise rights in the rights offering, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects and alternatives available to us for raising equity capital. In addition, given that one of the reasons for this offering is to allow persons from the recently completed rights offering an opportunity to obtain the shares they were not able to obtain in that offering, our board determined to maintain the per share price of the recently completed rights offering. The subscription price does not necessarily bear any relationship to our past operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of our company or our common stock.

You will not be able to revoke the exercise of your subscription rights.

Once you exercise your subscription rights, you may not revoke the exercise. Therefore, even if circumstances arise after you have subscribed in the offering that cause you to change your mind about investing in our common stock, or if the offering is extended, you will nonetheless be legally bound to proceed with your investment.

Shareholders who do not fully exercise their rights will have their interests diluted by shareholders who do exercise their rights.

If you do not exercise all of your subscription rights, you may suffer significant dilution of your percentage ownership of Zion relative to shareholders who fully exercise their subscription rights. For example, if you own 150,000 shares of common stock before the rights offering, or approximately 1% of the outstanding common stock of Zion, and you exercise none of your subscription rights while all other subscription rights are exercised, then the percentage ownership represented by your shares will be reduced to approximately 0.88%.

The resale price of your shares may be less than the subscription price.

There can be no assurance that, after we issue the shares of common stock upon exercise of rights, a subscribing holder will be able to sell shares of common stock purchased in this offering at a price equal to or greater than the subscription price.

You must act promptly and follow instructions carefully if you want to exercise your rights.

Eligible participants and, if applicable, brokers acting on their behalf, who desire to purchase common stock in the rights offering must act promptly to ensure that all required subscription agreements and payments are actually received by us with respect to the rights before the expiration of the subscription period at 5:00 p.m., Eastern Standard Time, on September __, 2009. The time period to exercise rights is limited. If you or your broker fail to complete and sign the required rights subscription agreement, send an incorrect payment amount, or otherwise fail to follow the procedures that apply to the exercise of your rights, we may, depending on the circumstances, reject your exercise of rights or accept it to the extent of the payment received, in which event, your current investment in our company would be diluted. We cannot undertake to contact you concerning, or attempt to correct, an incomplete or incorrect rights subscription agreement or payment or contact you concerning whether a broker holds rights on your behalf. We have the sole discretion to determine whether an exercise properly follows the applicable procedures.

USE OF PROCEEDS

Assuming that all subscription rights are exercised for cash, we estimate that we would receive net proceeds of approximately $9,835,000 in this rights offering, after deducting estimated expenses of the rights offering of approximately $165,000.  We intend to use most of the net proceeds of this rights offering for appraisal and exploratory drilling on our Israeli licenses and geological and geophysical studies on our Issachar-Zebulun permit area.

Our work program calls for the drilling of a well to a minimum depth of approximately 4,500 meters (14,800 feet) at an estimated cost of approximately $7,800,000 on the Asher-Menashe License (the Elijah #3) by January 2010, which will be done from our currently available cash resources.  We intend to commence drilling operations on the Elijah #3 well as soon as we complete the appraisal and drilling on the Ma’anit-Rehoboth #2 well, which we estimate will be in September 2009.

The proceeds from this rights offering, if fully subscribed, will enable us to drill a subsequent well (Well #4) on either the Joseph License area or the Asher-Menashe License area to 5,500 meters (18,040 feet) at an estimated cost of approximately $9,300,000. We also intend to apply part of the proceeds from this rights offering to geological and geophysical studies on our newly obtained Issachar-Zebulun permit area.

We intend to evaluate the new wells through a combination of electrical wireline tool investigations, recovery of samples from the target formations (coring) and testing. A "dry hole" is a well that for either geological or mechanical reasons is judged by us to be incapable of producing oil or gas in commercial quantities. If any well is not a "dry hole," a completion attempt would be made at an estimated completion cost of an additional $800,000 to $1,500,000 in order to set production casing, perforate, install the production tubing and wellhead and conduct extended tests of the well. We believe that our current funds will cover the estimated completion costs for the completion of one well.  If it is determined that we should complete more than one well, it is possible that some of the proceeds from this offering could be used for that purpose.  Alternatively, further funding would have to be obtained.

We estimate that, in order to be commercially productive, any of the wells we intend to drill to the approximate depth of 4,500 meters (14,800 feet) or deeper based on industry standards, would need to be capable of producing at least 150 barrels of oil per day or 600,000 cubic feet of gas per day. Such production levels will not pay out the cost of drilling the well, but only the costs of operating the well on a current basis. In order to justify the costs of drilling of additional wells, there would need to be the expectation that each additional well would have initial production rates in excess of 500 barrels of oil per day or five million cubic feet of gas per day, or some combination of the two, based upon minimum oil prices of $40.00 per barrel and a minimum gas price of $4.00 per thousand cubic feet.

The remaining net proceeds, if any, will be used for general and administrative expenses, operations and working capital.

We intend to invest the net proceeds of this offering in short-term deposits, investment grade obligations or bank certificates of deposit in both Israel and the United States until the funds are required.

The following table sets forth the planned use of the proceeds from this offering:

	US$ thousands
Total Proceeds	$10,000	100%
Less: Estimated Offering Expenses	$165	1.7%
Net Proceeds from Offering	$9,835	98.3%

Use of Net Proceeds:
Drill well on either Joseph or Asher-Menashe License	$9,300	93.0%
Geological and Geophysical studies on Issachar-Zebulun permit area	$200	2.0%
Reserve for Operations, G&A Expenses and Working Capital	$335	3.3%
Total Use of Net Proceeds	$9,835	98.3%

The foregoing reflects only estimates of the use of the proceeds. Actual expenditures may vary materially from these estimates.

CAPITALIZATION

The following table sets forth a summary of our capitalization on an historical basis as of March 31, 2009, and as adjusted to reflect the net proceeds from the rights offering, as if the rights offering had closed as of March 31, 2009. For the purpose of this table, we have assumed that all of the rights were exercised in the new rights offering. However, there can be no assurance that the rights will be exercised. You should read this information in conjunction with our financial statements and the notes thereto which are incorporated by reference into this prospectus.

	Amount of Capitalization as of March 31, 2009
	Actual	As Adjusted (thousands)
	($)	May/June Rights Offering ($)	New Rights Offering ($)

Stockholders’ equity:
Common stock - par value $0.01 per share	$108	$150	$170
Additional paid in capital	$32,435	$53,247	$63,062
Deficit accumulated in development stage	$(25,321)	(25,321)	(25,321)
Total stockholders’ equity and capitalization	$7,222	$28,076	$37,911

DETERMINATION OF OFFERING PRICE

Given that one of the reasons for this offering is to allow persons from the recently completed rights offering an opportunity to obtain the shares they were not able to obtain in that offering, we determined to maintain the per share price of the recently completed rights offering.  Our board of directors determined that the subscription price in the rights offering that was completed in June 2009 should be designed to provide an incentive to our current stockholders to exercise their rights in the rights offering. Other factors considered in setting the subscription price included the amount of proceeds desired, our need for equity capital, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects, alternatives available to us for raising equity capital, the pricing of similar transactions and the liquidity of our common stock. The subscription price does not necessarily bear any relationship to our past operations, cash flows, book value, current financial condition, or any other established criteria for value. You should not consider the subscription price as an indication of the value of ZION OIL & GAS or our common stock.

The market price of our common stock is subject to change as a result of market conditions and other factors, and no assurance can be given that the market price of a share of our stock will not decline below the $5.00 per share subscription price. See "RISK FACTORS" beginning on page 8 of this Prospectus.

DILUTION

As of March 31, 2009, our net tangible book value was $7,222,000 or $0.67 per share of common stock and $28,076,000 or $1.86 per share of common stock when adjusted for the recently completed rights offering. Net tangible book value is the aggregate amount of our tangible assets less our total liabilities. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding on March 31, 2009.

After giving effect to the issuance of 2,000,000 shares of our common stock (as we will assume that all of the subscription rights will have been exercised even though we do not anticipate that all subscription rights will in fact have been exercised), and after deducting offering expenses (estimated), $165,000, our net tangible book value would increase to $37,911,000 and the tangible net book value per share would increase to $2.22. This represents an immediate increase in net tangible book value of $0.36 per share to current shareholders, and immediate dilution of $2.78 per share on new shares purchased or 56%. "Dilution" is determined by subtracting net tangible book value per share after the Offering from the Offering price paid by investors for their new shares. The following table illustrates this per share dilution to purchasers of shares in this Rights Offering, as illustrated in the following table:

Assumed public offering price per share of common stock		$5.00
Net tangible book value per share before this Offering	$1.86
Increase per share attributable to new shares	$0.36
Adjusted net tangible book value per share after this Offering		$2.22
Dilution per share for new shares		$2.78
Percentage dilution		56%

THE RIGHTS OFFERING

Before exercising any subscription rights, you should read carefully the information set forth under “Risk Factors” beginning on page 8.

The Subscription Rights

Basic Subscription Rights

We are distributing to you, at no cost, non-transferable subscription rights as a holder of record of shares of our common stock on August __, 2009. We are distributing to you .13 of a subscription right (THIRTEEN subscription rights for each ONE HUNDRED shares) for each share of common stock that you owned as a holder of record on August __, 2009. You will not receive fractional subscription rights during the rights offering, but instead we will round your total number of subscription rights up to the next largest whole number. Each whole subscription right entitles you to purchase one share of common stock for $5.00. If you wish to exercise your subscription rights, you must do so before the close of business on September __, 2009. After that date, the subscription rights will expire and will no longer be exercisable. You will receive certificates representing the shares that you purchase pursuant to your subscription rights as soon as practicable after the expiration date.

Over-Subscription Rights

Subject to the allocation described below, each subscription right also grants the holder an over-subscription right to purchase additional shares of our common stock that are not purchased by other rights holders pursuant to their basic subscription rights. You are entitled to exercise your over-subscription right only if you exercise your basic subscription right in full.

If you wish to exercise your over-subscription right, you should indicate the number of additional shares that you would like to purchase in the space provided on your rights subscription agreement. When you send in your rights subscription agreement, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your basic subscription right). If the number of shares remaining after the exercise of all basic subscription rights is not sufficient to satisfy all requests for shares pursuant to over-subscription rights, you will be allocated additional shares (subject to elimination of fractional shares) in the proportion which the number of shares you purchased through the basic subscription right bears to the total number of shares that all over-subscribing shareholders purchased through the basic subscription right. However, if your pro-rata allocation exceeds the number of shares you requested on your rights subscription agreement then you will receive only the number of shares that you requested, and the remaining shares from your pro-rata allocation will be divided among other rights holders exercising their over-subscription rights.

As soon as practicable after the expiration date, we will determine the number of shares of common stock that you may purchase pursuant to the over-subscription right. You will receive certificates representing these shares as soon as practicable after the expiration date and after all allocations and adjustments have been effected. If you request and pay for more shares than are allocated to you, we will refund the overpayment, without interest. In connection with the exercise of the over-subscription right, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us as to the aggregate number of subscription rights exercised, and the number of shares of common stock requested through the over-subscription right, by each beneficial owner on whose behalf the nominee holder is acting.  If you hold your shares through a brokerage account, you should note that most brokerages permit the beneficial owner to exercise their rights on one occasion only. Accordingly, if you plan to exercise your over-subscription right, you should do so at the time that you submit your subscription to your broker.

Subscription Price

The subscription price under the subscription rights is $5.00 per share of common stock subscribed. The subscription price does not necessarily bear any relationship to our past or expected future results of operations, cash flows, current financial condition, or any other established criteria for value. No change will be made to the cash subscription price by reason of changes in the trading price of our common stock or other factors prior to the closing of this offering.

Determination of Subscription Price

Our board of directors set all of the terms and conditions of this offering, including the subscription price. Our board of directors determined that the subscription price should be designed to provide an incentive to our current shareholders to exercise their rights in the rights offering. In establishing the subscription price, our board of directors considered the book value of our common stock and various other factors, including the amount of proceeds desired, our need for equity capital, the historic and current market price of our common stock, the historic volatility of the market price of our common stock, our business prospects,  general conditions in the oil and gas industry, alternatives available to us for raising equity capital, the pricing of similar transactions, including the pricing of our most recently completed rights offering which closed in June 2009 and the liquidity of our common stock. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the subscription price for the offering. You should not consider the subscription price as an indication of the value of our company or our common stock. We cannot assure that you will be able to sell shares purchased during this offering at a price equal to or greater than the subscription price. On July 28, 2009, the closing sale price of our common stock was $10.47 per share.

Expiration Date

The rights will expire at 5:00 p.m., Eastern Standard Time, on September __, 2009, unless we decide to extend the rights offering or to terminate it early. If this commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your subscription rights prior to specified expiration date, whether it be the initial expiration date or a subsequently extended date, or an accelerated date, your subscription rights will be null and void. We will not be required to issue shares of common stock to you if we receive your subscription agreement or your payment after the specified expiration date, regardless of when you sent the subscription agreement and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

Extensions, Amendments, and Termination

You may exercise your subscription rights at any time before 5:00 p.m., Eastern Daylight Time, on _______, 2009, the expiration date of the rights offering, unless extended or accelerated. We may, in our sole discretion, extend the time for exercising the subscription rights or may accelerate the termination date by giving two business days’ notice.

We will extend the duration of the rights offering as required by applicable law, and we may choose to extend it if we decide that changes in the market price of our common stock warrant an extension or if we decide to give investors more time to exercise their subscription rights in the rights offering. If we elect to extend the expiration of the rights offering, we will issue a press release announcing such extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the most recently announced expiration date.

If we choose to accelerate the expiration of the rights offering, we will issue a press release announcing such acceleration, giving two business days notice of the new expiration date.

If you do not exercise your subscription rights before the expiration date of the rights offering, your unexercised subscription rights will be null and void and will have no value. We will not be obligated to honor your exercise of subscription rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents.

Non-Transferability of Subscription Rights

Except in the limited circumstances described below, only you may exercise your subscription rights. You may not sell, give away or otherwise transfer your subscription rights.

Notwithstanding the foregoing, you may transfer your rights to an existing 401(k), IRA or other similar investment plan (subject to all of the rules, regulations and restrictions of such plan) established for your benefit, or that plan may transfer such rights to you, provided that, in each case, such transfer is otherwise in compliance with all applicable federal and state securities laws.  Your rights also may be transferred to any of your affiliates or by operation of law. For example, a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. As used in this paragraph, an affiliate means any person (including a 401(k), IRA or other similar investment plan subject to all the applicable rules, regulations and restrictions of such plan, a partnership, corporation or other legal entity such as a trust or estate) which controls, is controlled by or is under common control with you. If your rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of this offering.

Exercise of Subscription Rights

You may exercise your subscription rights by delivering to us on or prior to the expiration date:

•	A properly completed and duly executed subscription agreement;

•	Any required signature guarantees or other supplemental documentation; and

•	Payment in full of $5.00 per share of common stock to be purchased pursuant to the basic subscription rights and the over-subscription right.

You should deliver your subscription agreement and payment to us at the address shown under the heading “Subscription Agent.” We will not pay you interest on funds delivered for the exercise of rights.

You bear all risk for the method of delivery of rights subscription agreements, any necessary accompanying documents and payment of the subscription price. If you send the rights subscription agreement and other items by mail, we recommend that you send them by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery and clearance of cash payment prior to the expiration time.

We reserve the right to reject any exercise of subscription rights if the exercise does not fully comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful.

Method of Payment

Payment for the shares must be made by check or bank draft (cashier’s check) drawn upon a U.S. bank or a money order payable to “Zion Oil & Gas”, or by wire transfer of immediately available funds to the account maintained by us.  Any wire transfer of funds should clearly indicate the identity of the subscriber who is paying the subscription price by the wire transfer. Payment will be deemed to have been received only upon:

•	receipt and clearance of any uncertified check;

•	receipt by Zion of any certified check or bank draft drawn upon a U.S. bank, any money order or any funds transferred by wire transfers; or

•	receipt of good funds in the account maintained by us, designated above.

Please note that funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay by means of an uncertified personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that we receive cleared funds before that date. We also urge you to consider payment by means of a certified or cashier’s check or money order.

Guaranteed Delivery Procedures

If you wish to exercise your rights, but you do not have sufficient time to deliver the rights subscription agreement evidencing your rights to us before the expiration of the subscription period, you may exercise your rights by the following guaranteed delivery procedures:

•
provide your payment in full of the subscription price for each share of common stock being subscribed for pursuant to the basic subscription rights and the over-subscription right to us before the expiration time;

•	deliver a notice of guaranteed delivery to us at or before the expiration time; and

•
deliver the properly completed rights certificate evidencing the rights being exercised, and, if applicable for a nominee holder, the related nominee holder certification, with any required signatures medallion guaranteed, to us, within three business days following the expiration time.

Your notice of guaranteed delivery must be substantially in the form provided with the “Instructions for Use of ZION OIL & GAS, INC. Subscription Certificates” distributed to you with your rights notification. Your notice of guaranteed delivery must come from an eligible institution which is a member of, or a participant in, a signature guarantee medallion program acceptable to Zion. In your notice of guaranteed delivery you must state:

•	your name;

•	the number of rights represented by your rights subscription agreement, the number of shares of common stock you are subscribing for pursuant to your subscription rights; and

•	your guarantee that you will deliver to us any rights subscription agreements evidencing the rights you are exercising within three business days following the expiration time.

You may deliver the notice of guaranteed delivery to us in the same manner as the rights subscription agreement at the addresses set forth under the heading “Subscription Agent.”

Eligible institutions may also transmit the notice of guaranteed delivery to us by facsimile transmission to (214) 221-6510 or 469-916-2366. To confirm facsimile deliveries, you may call (214) 221-4610.

Signature Guarantees

Signatures on the subscription agreement do not need to be guaranteed if either the subscription agreement provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the subscription agreement is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. Signatures on all other subscription certificates must be guaranteed by an Eligible Guarantor Institution, as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, subject to the standards and procedures adopted by the Zion. Eligible Guarantor Institutions include banks, brokers, dealers, credit unions, national securities exchanges and savings associations.

Rights of Subscribers

Your exercise of rights in this rights offering will give you no additional rights as a shareholder until the shares you have agreed to purchase in the rights offering are deemed issued to you.

No Revocation of Exercised Rights

Once you send in your subscription agreement and payment, you cannot revoke the exercise of your subscription rights, even if the subscription period has not yet ended, we extend the subscription period, you later learn information about us that you consider to be unfavorable or the market price of our common stock is below the $5.00 per share purchase price. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at a price of $5.00 per share.

Issuance of Common Stock

We will issue the shares of our common stock purchased in the rights offering as soon as possible following the expiration date of the rights offering.  The shares will be issued to those subscribers who have timely and properly completed subscription agreements, along with payment of the subscription price, for each share of common stock subscribed for. Each subscribing holder’s new shares will be issued in the same form, certificated or book-entry, as the rights exercised by that holder.

Your payment of the aggregate subscription price for our common stock will be deposited into a segregated account maintained by us and will not be accessed by Zion until after the offering closes. We will not pay you any interest on funds paid for your rights exercise, regardless of whether the funds are applied to the subscription price or returned to you. You will have no rights as a shareholder of our company with respect to the subscribed for shares of our common stock until the certificates representing such shares are issued to you or the shares are deposited in the book-entry account held on your behalf. Certificates representing your shares or book-entries will be made as practically as possible after the expiration of the rights offering. Upon our issuance of the certificates or the deposit of the shares in the applicable book-entry account, you will be deemed the owner of the shares you purchased by exercise of your rights. Unless otherwise instructed in the rights subscription agreement, the shares issued to you pursuant to your subscription will be registered in your name or the name of your nominee, if applicable. We will not issue any fractional shares of common stock.

Shares Held for Others

If you are a broker, a trustee or a depository for securities, or you otherwise hold shares of common stock for the account of others as a nominee holder, you should promptly notify the beneficial owner of such shares as soon as possible to obtain instructions with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription agreement and the related nominee holder certification and submit them to us with the proper payment.

If you are a beneficial owner of common stock held by a nominee holder, such as a broker, trustee or a depository for securities, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to purchase shares through this rights offering, you should contact the holder and ask him or her to effect transactions in accordance with your instructions on a form provided by your nominee holder with the other rights offering materials.  If you hold your shares through a brokerage account, you should note that most brokerages permit the beneficial owner to exercise their rights on one occasion only. Accordingly, if you plan to exercise your over-subscription right, you should make sure to do so at the time that you submit your subscription to your broker.

Ambiguities in Exercise of Subscription Rights

If you do not specify the number of shares of common stock being subscribed for on your subscription certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have subscribed for the maximum number of shares of common stock that could be subscribed for with the payment that we receive from you. If the aggregate subscription price paid by you exceeds the amount necessary to purchase the number of shares for which you have indicated an intention to subscribe, then you will be deemed to have exercised the over-subscription rights to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of common stock equal to the quotient obtained by dividing the excess payment tendered by the subscription price. Any remaining amount shall be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date and after all prorations and adjustments contemplated by the terms of the rights offering have been effected.

Regulatory Limitation

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so. We will not sell or accept an offer to purchase shares of our common stock from you if you are a resident of any state or other jurisdiction in which the sale or offer of the rights would be unlawful. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the laws of those states or other jurisdictions. However, we may decide, in our sole discretion, not to modify the terms of the rights offering as may be requested by certain states or other jurisdictions. If that happens and you are a resident of the state or jurisdiction that requests the modification, you will not be eligible to participate in the rights offering. We do not currently intend to make any changes in the terms of the rights offering.

We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

Our Decision Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in any exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived by us or cured within such time as we determine in our sole discretion. We will not be under any duty to notify you of any defect or irregularity in connection with the submission of a subscription agreement or incur any liability for failure to give you that notice.

Shares of Common Stock Outstanding After the Rights Offering

As of June 30, 2009, we had outstanding 15,056,653 shares of our common stock and an additional 1,664,204 shares of common stock have been reserved for issuance upon the exercise of certain outstanding warrants and options. Assuming we issue all of the shares of common stock offered in the rights offering and none of our outstanding warrants and options are exercised, approximately 17,056,653 shares of common stock will be outstanding. This would represent an increase of approximately 13% in the number of outstanding shares of common stock. If you do not fully exercise your subscription rights but others do, the percentage of our common stock that you hold will decrease.

No Recommendations

Neither we nor our board of directors are making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests.

Important

PLEASE CAREFULLY READ THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION AGREEMENT AND FOLLOW THOSE INSTRUCTIONS IN DETAIL. YOU ARE RESPONSIBLE FOR CHOOSING THE PAYMENT AND DELIVERY METHOD FOR YOUR SUBSCRIPTION AGREEMENT, AND YOU BEAR THE RISKS ASSOCIATED WITH SUCH DELIVERY. IF YOU CHOOSE TO DELIVER YOUR SUBSCRIPTION AGREEMENT AND PAYMENT BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. WE ALSO RECOMMEND THAT YOU ALLOW A SUFFICIENT NUMBER OF DAYS TO ENSURE DELIVERY AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, WE STRONGLY URGE YOU TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER’S CHECK OR MONEY ORDER.

If You Have Questions

If you have questions or need assistance concerning the procedure for exercising subscription rights, or if you would like additional copies of this prospectus, the Instructions, or the Notice of Guaranteed Delivery, you should contact:

Zion Oil & Gas, Inc.
6510 Abrams Rd., Suite 300
Dallas, TX 75231
(214) 221-4610 or (888) 891-9466
e-mail:   dallas@zionoil.com

PLAN OF DISTRIBUTION

Immediately following the effective date of this Prospectus, we will distribute at no cost the subscription rights and copies of this prospectus to all holders of record of our common stock on August __, 2009. If you wish to exercise your basic subscription rights and the over-subscription rights and purchase shares of common stock, you should complete the subscription agreement and return it, with payment for the shares, to us, to 6510 Abrams Rd., Suite 300, Dallas, TX 75231.  If you have any questions, you should contact Zion Oil & Gas at (214) 221-4610 or (888) 891-9466.

FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes the material federal income tax consequences to you as a U.S. shareholder of ZION OIL & GAS INC. and to us as a result of the receipt, lapse, or exercise of the subscription rights distributed to you pursuant to the rights offering. This discussion does not address the tax consequences of the rights offering under applicable state, local or foreign tax laws. Moreover, this discussion does not address every aspect of taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law and is not intended to be applicable in all respects to all categories of investors. For example, certain types of investors, such as insurance companies, tax-exempt persons, financial institutions, regulated investment companies, dealers in securities, persons who hold their shares of our common stock as part of a hedging, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar and persons who are not treated as a U.S. shareholder could be subject to different tax consequences.

For purposes of this disclosure, a U.S. shareholder is a holder of our common stock that is:

•	an individual who is a citizen or resident of the United States,

•	a corporation, partnership or other entity created in, or organized under the laws of the United States or any state or political subdivision thereof;

•	an estate the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust that (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (ii) that was in existence on August 20, 1996, was treated as a U.S. person on the previous day, and elected to continue to be so treated.

This summary is based on the Internal Revenue Code of 1986, as amended (which we will refer to as the “Code”), the Treasury regulations promulgated thereunder, judicial authority and current administrative rules and practice, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, so as to result in U.S. federal income tax consequences different from those discussed below. The discussion that follows neither binds nor precludes the Internal Revenue Service from adopting a position contrary to that expressed in this prospectus, and we cannot assure you that such a contrary position could not be asserted successfully by the Internal Revenue Service or adopted by a court if the positions were litigated. We have not obtained a ruling from the Internal Revenue Service or a written opinion from tax counsel with respect to the federal income tax consequences discussed below. This discussion assumes that your shares of common stock and the subscription rights and shares issued to you during the rights offering constitute capital assets within the meaning of Code Section 1221.

Receipt and exercise of the subscription rights distributed pursuant to the rights offering is intended to be nontaxable to shareholders, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your our stock and then as a capital gain. Expiration of the subscription rights would result in a capital loss.

Taxation of Shareholders

Receipt of a subscription right.    You will not recognize any gain or other income upon receipt of a subscription right in respect of your common stock. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. Except as provided in the following sentence, the basis of the subscription rights you receive as a distribution with respect to your shares of our common stock will be zero. If, however, either (i) the fair market value of the subscription rights on the date of issuance is 15% or more of the fair market value (on the date of issuance of the rights) of the common stock with respect to which they are received or (ii) you properly elect, in your federal income tax return for the taxable year in which the subscription rights are received, to allocate part of your basis in your common stock to the subscription rights, then upon exercise of the rights, your basis in the common stock will be allocated between the common stock and the rights in proportion to the fair market value of each on the date the rights are issued. In addition, your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

Expiration of subscription rights.    You will not recognize any loss upon the expiration of a subscription right.

Exercise of subscription rights.    You generally will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis (if any) in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

THIS DISCUSSION IS INCLUDED FOR YOUR GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU OF THE RIGHTS OFFERING IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING ANY STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

STATE AND FOREIGN SECURITIES LAWS

The rights offering is not being made in any state or other jurisdiction in which it is unlawful to do so. We may delay the commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. In our sole discretion, we may decline to make modifications to the terms of the rights offering requested by certain states or other jurisdictions, in which case shareholders who live in those states or jurisdictions will not be eligible to participate in the rights offering.

DESCRIPTION OF SECURITIES TO BE REGISTERED

This section describes the material terms of our capital stock under our certificate of incorporation and bylaws. The terms of our articles of incorporation and bylaws are more detailed than the general information provided below. Therefore, you should carefully consider the actual provisions of these documents.

Authorized Capital Stock

As of June 30, 2009, our authorized capital stock consists of 50,000,000 shares of common stock, par value $.01 per share, of which 15,056,653 shares were outstanding as of such date. Additionally, we had, as of such date, (a) 50,000 outstanding warrants to acquire shares of common stock, which will expire on December 31, 2009, and (b) an additional 1,000,000 shares of common stock reserved for issuance under the company's 2005 Stock Option plan, of which options for 437,549 shares were awarded as of June 30, 2009 (which includes 112,000 fully vested options awarded to eleven staff members, one director and six consultants on June 16, 2009, with a per share exercise price of $8.25, and an expiration date of June 16, 2012 ) and (c) outstanding warrants to purchase up to 614,204 shares of our common stock, which became exercisable on February 9, 2009 and expire on January 31, 2012.

Common Stock

Our shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders. They are entitled to receive dividends when and as declared by the board of directors out of legally available funds and to share ratably in our assets legally available for distribution upon liquidation, dissolution or winding up. Shareholders do not have subscription, redemption or conversion rights, or preemptive rights.

Our shareholders do not have cumulative voting rights, the effect of which is that the holders of more than half of all voting rights with respect to common stock can elect all of our directors. The board of directors is empowered to fill any vacancies on the board of directors created by expansion of the board or resignations, subject to quorum requirements.

Except as otherwise discussed below at "Business combination provision" and "Amendments", all shareholder action is taken by vote of a majority of voting shares of our capital stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the voting capital stock) is present in person or by proxy. Directors are elected by a plurality vote of the shares present (by person or proxy) at a meeting.

Certificate of Incorporation and Bylaws Provisions

The following summary describes provisions of our certificate of incorporation and bylaws. They may have the effect of discouraging a tender offer, proxy contest or other takeover attempt that is opposed by our board of directors. These provisions include:

•	restrictions on the rights of shareholders to remove directors;
•	limitations against shareholders calling a Special Meeting of shareholders or acting by unanimous written consent in lieu of a meeting;
•	Requirements for advance notice of actions proposed by shareholders for consideration at meetings of the shareholders; and
•	restrictions on business combination transactions with "related persons."

Classified board of directors and removal

Our certificate of incorporation provides that the board of directors shall be divided into three classes, designated Class I, Class II and Class III, with the classes to be as nearly equal in number as possible. The term of office of each class expires at the third Annual Meeting of Shareholders for the election of directors following the election of such class (except for the initial classes). Directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 2/3% of our voting stock at a Special Meeting of Shareholders called expressly for that purpose. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two Annual Meetings of Shareholders, instead of one, are generally required to effect a change in a majority of the board of directors.

The classification provisions could also have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of our company, even though such an attempt might be beneficial to us and our shareholders. The classification of the board of directors could thus increase the likelihood that incumbent directors will retain their positions. In addition, because the classification provisions may discourage accumulations of large blocks of stock by purchasers whose objective is to take control of our company and remove a majority of the board of directors, the classification of the board of directors could tend to reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks. Accordingly, shareholders could be deprived of opportunities to sell their shares of common stock at a higher market price than might otherwise be the case.

Shareholder action by written consent and special meetings

Our bylaws provide that shareholder action can be taken only at an Annual or Special Meeting of shareholders and may not be taken by written consent in lieu of a meeting once our number of shareholders exceeded sixty, which occurred in the first quarter of 2003. Special Meetings of shareholders can be called only upon a resolution adopted by the board of directors. Moreover, the business permitted to be conducted at any Special Meeting of shareholders is limited to the business brought before the meeting under the Notice of Meeting given by us. These provisions may have the effect of delaying consideration of a shareholder proposal until the next Annual Meeting. These provisions would also prevent the holders of a majority of our voting stock from unilaterally using the written consent or Special Meeting procedure to take shareholder action.

Advance notice provisions for shareholder nominations and shareholder proposals

 Our bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before a meeting of shareholders. The shareholder notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given timely written notice containing specified information to our secretary prior to the meeting at which directors are to be elected, will be eligible for election as our directors. The shareholder notice procedure also provides that at a meeting of the shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the chairman of the board of directors, or in the absence of the chairman of the board, the chief executive officer, the president, or by a shareholder who has given timely written notice containing specified information to our secretary of such shareholder's intention to bring such business before such meeting.

Although our bylaws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Zion and our shareholders.

Business combination provision

Our certificate of incorporation contains a provision for approval of specified business combination transactions involving any person, entity or group that beneficially owns at least 10% of our aggregate voting stock. Such person, entity or group is sometimes referred to as a "related person". This provision requires the affirmative vote of the holders of not less than 66 2/3% of our voting stock to approve specified transactions between a related person and Zion, including:

•	any merger or consolidation;
•
any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets having a fair market value of more than 10% of our total consolidated assets, or assets representing more than 10% of our cash flow or earning power, or 10% of stockholders' equity, which is referred to as a "substantial part";

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with us of all or a substantial part of the assets of a related person;
•	any reclassification of securities, recapitalization, or any other transaction involving us that would have the effect of increasing the voting power of a related person;
•	the adoption of a plan or proposal for our liquidation or dissolution proposed by or on behalf of a related person; and
•	the entering into of any agreement, contract or other arrangement providing for any of the transactions described above.

This voting requirement will not apply to certain transactions, including any transaction approved by a majority vote of the directors (called "Disinterested Directors") who are not affiliated or associated with the related person described above, provided that there are at least three Disinterested Directors. This provision could have the effect of delaying or preventing a change in control of Zion in a transaction or series of transactions.

Liability of directors and indemnification

Our certificate of incorporation provides that a director will not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except to the extent that such exemption or limitation of liability is not permitted under Delaware General Corporation Law. Any amendment or repeal of such provisions may not adversely affect any right or protection of a director existing under our certificate of incorporation for any act or omission occurring prior to such amendment or repeal.

Our certificate of incorporation and bylaws provide that each person who at any time serves or served as one of our directors or officers, or any person who, while one of our directors or officers, is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, is entitled to indemnification and the advancement of expenses from us, to the fullest extent permitted by applicable Delaware law. However, as provided under applicable Delaware General Corporation Law, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company.

Amendments

Our certificate of incorporation provides that we reserve the right to amend, alter, change, or repeal any provision contained in our certificate of incorporation, and all rights conferred to shareholders are granted subject to such reservation. The affirmative vote of holders of not less than 80% of our voting stock, voting together as a single class, is required to alter, amend, adopt any provision inconsistent with, or to repeal certain specified provisions of our certificate of incorporation. However, the 80% vote described in the prior sentence is not required for any alteration, amendment, adoption of inconsistent provision or repeal of the "business combination" provision discussed under the "Business combination provision" paragraph above which is recommended to the shareholders by two-thirds of our Disinterested Directors, and such alteration, amendment, adoption of inconsistent provision or repeal shall require the vote, if any, required under the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws. In addition, our bylaws provide that shareholders may only adopt, amend or repeal our bylaws by the affirmative vote of holders of not less than 66-2/3% of our voting stock, voting together as a single class. Our bylaws may also be amended by the affirmative vote of two-thirds of our board of directors.

Listing Symbols on the NYSE Amex

Our common stock is currently traded on the NYSE Amex under the symbol "ZN."  We also have warrants outstanding that are quoted under the symbol "ZN.WS". A listing application to list the shares being offered in this rights offering will be made with the NYSE Amex.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company, Cranford, New Jersey.

COMPANY OVERVIEW

Zion Oil is an initial stage oil and gas exploration company with a history of over eight years of oil and gas exploration in Israel. We have no revenues or operating income and we are classified as an "exploration stage" company. Our executive offices are located at 6510 Abrams Road, Suite 300, Dallas, Texas 75231, and our telephone number is (214) 221-4610. Our office in Israel is located at 15 Bareket Street, North Industrial Park Caesarea, 38900, Israel, and the telephone number is +972-4-623-1425. Our website is www.zionoil.com. We were incorporated in Florida on April 6, 2000 and reincorporated in Delaware on July 9, 2003.

We currently hold two exploration licenses covering approximately 162,100 acres onshore in the State of Israel between Netanya in the south and Haifa in the north. The areas have been subject to a series of exploration permits and licenses that have been granted to and held by us pursuant to the Israeli Petroleum Law. In June 2009, we were advised by the Israel Petroleum Commissioner that we will be awarded a preliminary exploration permit with priority rights on approximately 165,000 acres onshore Israel. This permit has an eighteen month term that allows the Company to conduct, on an exclusive basis, preliminary investigations, except for test drilling, to ascertain the prospects for discovering petroleum in the area covered by the permit. The permit area is adjacent to and to the east of our current license areas. The new permit extends our petroleum rights from the Mediterranean at Caesarea across the Carmel Mountains to Megiddo and through to the Jordan River immediately south of the Sea of Galilee.

Since April 2000, we have been conducting data accumulation, research and analysis related to onshore oil and gas potential in the northern portion of Israel's central coastal plain and the adjacent foothills region and Mt. Carmel range, and have drilled one exploratory well in the region to a depth of 15,842 feet to the Triassic formation with encouraging, but inconclusive results. However, notwithstanding these results, due to the mechanical condition of the well-bore, we determined that the well was incapable of producing oil and/or gas in commercial quantities. As a result, in June 2007 we abandoned the well and, applying generally accepted accounting principles, we recorded, as of June 30, 2007, an impairment charge of $9,494,000 to our unproved oil and gas properties.

In January 2008, we completed the acquisition of approximately 52.5 kilometers in the Ramot Menashe and Nahal Me’arot areas within the Asher License area.  Utilizing these seismic lines, along with other lines already existing in an Israeli country-wide seismic database, allowed us to better understand and interpret the geology of our license areas and select drill sites within the licenses. The database consists of 219 seismic sections totaling 3,100 kilometers of coverage and also includes the stratigraphic sections from all the wells drilled in Israel. Using the new and existing seismic, we have developed one prospect and four leads in our license areas.

During June 2009, we drilled the Ma’anit-Rehoboth #2 well to a depth of approximately 4,700 meters (15,500 feet) and continued to 15,850 feet in early July 2009. The well is ultimately targeted to a bottom-hole location in the Permian formation approximately 2,500 feet east-northeast of the bottom-hole location of our previously drilled well. Utilizing a 2,000 horsepower drilling rig and rig crews, imported from Turkey, directional drilling equipment and crew from Baker Hughes INTEQ, Italy and logging equipment from Baker Hughes - Baker Atlas, we drilled the intermediate hole at a depth of 15,850 feet and completed logging. The logging results are being evaluated internally, and will additionally be evaluated by independent consultants in Houston, Texas to determine whether recoverable hydrocarbons may be present in commercial quantities. After setting intermediate casing, we have continued drilling down to the Permian formation, targeting a bottom hole depth of approximately 18,040 feet. Our work program calls for the drilling of an additional well to a minimum depth of approximately 4,500 meters (14,800 feet) on the Asher-Menashe License (the Elijah #3) by January 2010. We intend to commence drilling operations on the Elijah #3 well as soon as we complete the appraisal and drilling on the Ma’anit-Rehoboth #2 well, which we estimate will be in September 2009.

Between October 24, 2008 and January 9, 2009, we raised from a follow-on public offering gross proceeds of $6,663,000 from the sale of units of our securities, of which $240,000 was for debt conversion. Each unit offered in the follow-on offering consisted of (i) one share of common stock, par value $.01 per share and (ii) one warrant to purchase one share of common stock at a per share exercise price equal to $7.00. We utilized the amounts raised in the follow on public offering to commence drilling the above referenced Ma’anit Rehoboth #2 well.

In June 2009, we raised gross proceeds of $21 million from a rights offering to common stockholders of up to 4.2 million shares of our common stock. The rights offering commenced on May 4, 2009, following the declaration of the effectiveness of the registration statement filed with the SEC in respect of such offering. Under the rights offering, stockholders of record on the record date of May 4, 2009 of shares of the Company’s common stock received, by way of a dividend, .375 of a subscription right for each share held as of such date (three subscription rights for each eight shares). Each whole subscription right entitled the shareholder to purchase one share of common stock at the purchase price of $5.00 per share. The rights offering was fully subscribed, resulting in our distribution of all of the 4.2 million shares available, including 2,126,737 shares under the basic subscription privilege and 2,073,263 under the over-subscription privilege, representing a 51% basic subscription participation rate. With the completion of the rights offering, we had outstanding 15,056,653 total shares of common stock outstanding.

Our ability to generate future revenues and operating cash flow will depend on the successful exploration and exploitation of our current and any future petroleum rights or the acquisition of oil and/or gas producing properties, the volume and timing of our production, as well as commodity prices for oil and gas. Such pricing factors are largely beyond our control, and may result in fluctuations in our earnings.

LEGAL MATTERS

Aboudi & Brounstein will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

Our audited financial statements for the period from April 6, 2000 (inception) to December 31, 2004, have been audited by Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, as set forth in their report thereon included in our Annual Report on Form 10-K for the year ended December 31, 2008. Such financial statements have been incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2008, in reliance on the authority of said firm as experts in auditing and accounting.

The financial statements of Zion Oil & Gas, Inc. (a development stage enterprise) as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007 and for the period from April 6, 2000 (inception) to December 31, 2008 have been incorporated by reference herein in reliance upon the report of Somekh Chaikin, a member of KPMG International and an independent registered public accounting firm and Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, incorporated herein by reference, and upon authority of said firms as experts in accounting and auditing. Such report contains an explanatory paragraph that states that Zion is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about Zion's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed by us with the SEC relating to the shares of our common stock offered under this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules filed by us with the SEC. The registration statement, exhibits and schedules provide additional information about us and our common stock. The registration statement, exhibits and schedules are available at the SEC's public reference rooms or the SEC website at www.sec.gov ..

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These documents are available for inspection and copying by the public at the Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the internet through the SEC website at www.sec.gov. You may also find our SEC filings and other relevant information about us on our website at http://www.zionoil.com. However, the information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus and any prospectus supplement. Any information filed with the SEC after the date on the cover of this prospectus or any prospectus supplement will automatically be deemed to update and supersede this prospectus and such prospectus supplement. We incorporate by reference the documents listed below and any future filings made by us with the SEC with file number 001-11252 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the securities described in this prospectus are sold:

*	our Annual Report on Form 10-K for the year ended December 31, 2008 filed on March 31, 2009 ;
*	our definitive proxy statement filed on April 21, 2009
*	Our quarterly report on Form 10-Q for the three months ended March 31, 2009 filed on May 15, 2009
*	Our current report on Form 8-K, filed on May 29, 2009
*	Our current report on Form 8-K, filed on June 4, 2009
*	Our current report on Form 8-K, filed on June 10, 2009
*	Our current report on Form 8-K, filed on June 11, 2009
*	Our current report on Form 8-K, filed on June 18, 2009
*	Our current report on Form 8-K, filed on June 23, 2009
*	Our current report on Form 8-K, filed on June 25, 2009
*	Our current report on Form 8-K, filed on June 30, 2009
*	Our current reports on Form 8-K, filed on July 2, 2009
*	Our current report on Form 8-K, filed on July 10, 2009
*	Our current report on Form 8-K, filed on July 17, 2009
*	Our current report on Form 8-K, filed on July 24, 2009
*
the description of our common stock in our registration statement on Form 8-A filed with the SEC on December 29, 2006, including any amendments or reports filed for the purpose of updating such description.

You can request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or telephoning or e-mailing us at the following contacts: address: 6510 Abrams Road, Suite 300, Dallas, Texas 75231; telephone: (214)221-4610; email: kim@zionoil.com ..

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT
LIABILITIES

Our Bylaws provide that we will indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. We believe that indemnification under our Bylaws covers at least negligence and gross negligence by indemnified parties, and permits us to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. We have liability insurance for our directors and officers.

In addition, our Certificate of Incorporation provides that, under Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as a director to us and our stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Provisions of our Bylaws require us, among other things, to indemnify our directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to our best interests) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms. To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation and Bylaw provisions are necessary to attract and retain qualified persons as directors and officers.

We have in place a directors' and officers' liability insurance policy that, subject to the terms and conditions of the policy, insures our directors and officers against losses arising from any wrongful act (as defined by the policy) in his or her capacity as a director or officer. The policy reimburses us for amounts, which we lawfully indemnify or are required or permitted by law to indemnify our directors and officers.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum offering amounts. Each amount, except for the commission, registration fee and listing fee, is estimated.

$ (thousands)
SEC Filing Fee	$1
Accounting Fees and Expenses	45
Legal Fees and Expenses	13
Printing Costs	50
Listing Fees	45
Fees of Transfer Agent	5
Travel, Advertising and Public Relations	6
TOTAL	$165

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law and our certificate of incorporation and bylaws contain provisions for indemnification of our officers and directors, and under certain circumstances, our employees and other persons. Our bylaws require us to indemnify such persons to the fullest extent permitted by Delaware law. Each such person will be indemnified in any proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in, or not opposed to, our best interests. The indemnification would cover expenses, including attorney's fees, judgments, fines and amounts paid in settlement. Our bylaws also provide that we may purchase and maintain insurance on behalf of any of our present or past directors or officers insuring against any liability asserted against such person incurred in their capacity as a director or officer or arising out of such status, whether or not we would have the power to indemnify such person.

We have no other indemnification provisions in our certificate of incorporation, bylaws or otherwise specifically providing for indemnification of directors, officers and controlling persons against liability under the Securities Act.

Item 16 Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
5.1*	Opinion of Aboudi and Brounstein Law Offices, regarding legality of securities being registered
23.1	Consent of Aboudi and Brounstein Law Offices (included in the opinion filed as Exhibit 5.1 to this Registration Statement)
23.2*	Consent of Lane Gorman Trubitt, L.L.P.
23.3*	Consent of Somekh Chaikin, independent registered public accounting firm, a member of KPMG International
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1*	Form of Subscription Agreement

* Attached hereto

Item 17 Undertakings

        The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however , that: Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on July 29, 2009.

ZION OIL & GAS, INC.
(Registrant)
By: /s/ Richard Rinberg
Richard Rinberg
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Rinberg and William Avery and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John M. Brown	Chairman of the Board of Directors
John M. Brown		July 29, 2009

/s/ Richard J. Rinberg	Chief Executive Officer and Director
Richard J. Rinberg		July 29, 2009

/s/ Glen H. Perry	President, Chief Operating Officer and Director
Glen H. Perry		July 29, 2009

/s/ William H. Avery	Executive Vice President, Secretary, Treasurer and Director
William H. Avery		July 29, 2009

/s/ Paul Oroian	Director
Paul Oroian		July 29, 2009

/s/ Kent Siegel	Director
Kent Siegel		July 29, 2009

/s/ Yehezkel Druckman	Director
Yehezkel Druckman		July 29, 2009

/s/ Forrest A. Garb	Director
Forrest A. Garb		July 29, 2009

/s/ Julian Taylor	Director
Julian Taylor		July 29, 2009